News Release

Contact:	Mike McCoy (404) 588.7230

For Immediate Release
August 12, 2011

SunTrust Chief Information Officer Tim Sullivan Announces
Plans to Retire in 2012

ATLANTA – SunTrust Banks (NYSE: STI) said today that Timothy E. Sullivan, the Company’s Chief Information Officer since 2003, has announced his decision to retire in 2012.

Commenting on Mr. Sullivan’s decision, SunTrust President and Chief Executive Officer

William H. Rogers, Jr., said, “Technology has continued to transform banking – and in some respects, consumers’ banking behaviors – over the past eight years, and Tim Sullivan has been at the helm for every technology dollar invested, project team launched and product implementation completed at SunTrust during that time.  Tim’s commitment to our clients, shareholders and teammates has been evident throughout his career.  We look forward to his continued leadership during the search for his successor and transition.”

Prior to joining SunTrust in 2003, Mr. Sullivan was Executive Vice President and Group Technology Executive at Wells Fargo.  An executive with 31 years of technology and financial services industry experience, he previously served as Chief Information Officer at Kaiser Foundation Health Plan, and held a series of increasingly responsible technology and operations management positions, including Chief Information Officer at First Interstate Bank in Arizona.  He serves on the Viewpointe Archive Services, LLC board of directors, and is Chairman of the Executive Board of BITS, a division of the Financial Services Roundtable.

SunTrust will launch an external search for a successor. Mr. Sullivan will assist in the leadership transition after a successor is named.

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SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2011, SunTrust had total assets of $172.2 billion and total deposits of $124.9 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com.

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